SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

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                                  SCHEDULE 13G
                                 (Rule 13d-102)

                               ----------------

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
        AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 UNDER THE
                        SECURITIES EXCHANGE ACT OF 1934

                    Millennium India Acquisition Company Inc.
                                (Name of Issuer)

                         Common Stock, $0.0001 Par Value
                         (Title of Class of Securities)

                                    60039Q101
                                 (CUSIP Number)

                                November 1, 2007
             (Date of Event Which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

      [  ] Rule 13d-1(b)

      [X]  Rule 13d-1(c)

      [  ] Rule 13d-1(d)

-----------

      * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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Schedule 13G

CUSIP No. 60039Q101                                              PAGE 2 OF 9


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(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                              Polar Securities Inc.
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(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a)  [X]
                                                         (b)  [ ]
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(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                                      Canada
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NUMBER OF         (5)   SOLE VOTING POWER
                                       -0-
SHARES            ____________________________________________________________

BENEFICIALLY      (6)   SHARED VOTING POWER
                                     560,999
OWNED BY          ____________________________________________________________

EACH              (7)   SOLE DISPOSITIVE POWER
                                       -0-
REPORTING         ____________________________________________________________

PERSON WITH (8)   SHARED DISPOSITIVE POWER
                                     560,999
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                     560,999
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      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [   ]
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      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                      6.2%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                       IA
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Schedule 13G

CUSIP No. 60039Q101                                              PAGE 3 OF 9

------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                         North Pole Capital Master Fund
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a)  [X]
                                                         (b)  [ ]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                                       Cayman Islands
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                       -0-
SHARES            ____________________________________________________________

BENEFICIALLY      (6)   SHARED VOTING POWER
                                     478,275
OWNED BY          ____________________________________________________________

EACH              (7)   SOLE DISPOSITIVE POWER
                                       -0-
REPORTING         ____________________________________________________________

PERSON WITH (8)   SHARED DISPOSITIVE POWER
                                     478,275
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                     478,275
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [  ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                      5.3%
------------------------------------------------------------------------------
      (12) TYPE OF REPORTING PERSON
                                       CO
------------------------------------------------------------------------------

 Schedule 13G

CUSIP No. 60039Q101                                              PAGE 4 OF 9

ITEM 1(a).  NAME OF ISSUER:

            Millennium India Acquisition Company Inc. (the "Company")

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            330 East 38th Street
            Suite 46C
            New York, New York 10016


ITEMS 2(a), 2(b) and 2(c). NAME OF PERSON FILING, ADDRESS OF PRINCIPAL BUSINESS OFFICE AND CITIZENSHIP:

      This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

           (i) North Pole Capital Master Fund ("North Pole"), a Cayman Islands exempted company, with respect to the Shares (defined in item 2(d) below) reported in this Schedule 13G directly owned by it.

          (ii) Polar Securities Inc. ("Polar Securities"), a company incorporated under the laws on Ontario, Canada, with respect to the Shares reported in this Schedule 13G directly owned by North Pole and certain discretionary accounts managed by Polar Securities.

The citizenship of each of the Reporting Persons is set forth above.

The address of the principal business office of each of the Reporting Persons is 372 Bay Street, 21st floor, Toronto, Ontario M5H 2W9, Canada.

ITEM 2(d). TITLE OF CLASS OF SECURITIES: Common Stock, $0.0001 Par Value (the "Shares")

ITEM 2(e).  CUSIP NUMBER:    60039Q101

Schedule 13G

CUSIP No. 60039Q101                                              PAGE 5 OF 9


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:
            (a) [ ] Broker or dealer registered under Section 15 of the Act;

            (b) [ ] Bank as defined in Section 3(a)(6) of the Act;

            (c) [ ] Insurance Company as defined in Section 3(a)(19) of the
                    Act;

            (d) [ ] Investment Company registered under Section 8 of the
                    Investment Company Act of 1940;

            (e) [ ] Investment Adviser registered under Section 203 of the
                    Investment Advisers Act of 1940: see Rule
                    13d-1(b)(1)(ii)(E);

            (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F);

            (g) [ ] Parent Holding Company, in accordance with Rule
                    13d-1(b)(ii)(G);

            (h) [ ] Savings Associations as defined in Section 3(b) of the
                    Federal Deposit Insurance Act;

            (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

            (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

      IF THIS STATEMENT IS FILED PURSUANT TO Rule 13d-1(c), CHECK THIS
BOX. [x]

Schedule 13G

CUSIP No. 60039Q101                                              PAGE 6 OF 9

ITEM 4.   OWNERSHIP.

      Polar Securities Inc. serves as the investment manager to North Pole and a number of discretionary accounts with respect to which it has voting and dispositive authority over the Shares reported in this Schedule 13G.

      Each of the Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

      A. Polar Securities

         (a) Amount beneficially owned: 560,999

         (b) Percent of class: 6.2% (all percentages herein are based on 9,062,500 Shares reported to be outstanding as of August 9, 2007 as reflected in the Form 10-Q filed by the Company on August 13, 2007.

         (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0 Shares.

            (ii)  shared power to vote or to direct the vote: 560,999 Shares.

            (iii) sole power to dispose or to direct the disposition of: 0
                  Shares.

            (iv)  shared power to dispose or to direct the disposition of:
                  560,999 Shares

      B. North Pole

         (a) Amount beneficially owned: 478,275

         (b) Percent of class: 5.3%

         (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0 Shares.

            (ii)  shared power to vote or to direct the vote: 478,275 Shares.

            (iii) sole power to dispose or to direct the disposition of: 0
                  Shares.

            (iv)  shared power to dispose or to direct the disposition of:
                  478,275 Shares

Schedule 13G

CUSIP No. 60039Q101                                              PAGE 7 OF 9


ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not applicable.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            See Item 4.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

            See Item 4.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP

            Not applicable.

ITEM 10.    CERTIFICATION (if filing pursuant to Rule 13d-1(c))

      Each of the Reporting Persons hereby makes the following certification:

By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and not held in connection with or as a participant in any transaction having that purpose or effect.

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Schedule 13G

CUSIP No. 60039Q101                                              PAGE 8 OF 9


                                   SIGNATURES

      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:  November 13, 2007                Polar Securities Inc.
                                         /s/ Paul Sabourin
                                         -----------------------------------
                                         Paul Sabourin
                                         Chief Investment Officer

                                         North Pole Capital Master Fund
                                         By:  Polar Securities Inc.
                                         /s/ Paul Sabourin
                                         -----------------------------------
                                         Paul Sabourin
                                         Chief Investment Officer

Schedule 13G

CUSIP No. 60039Q101                                              PAGE 9 OF 9


                                     EXHIBIT 1
                           JOINT ACQUISITION STATEMENT

                            PURSUANT TO RULE 13d-1(k)

      The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED:  November 13,  2007               Polar Securities Inc.
                                         /s/ Paul Sabourin
                                         -----------------------------------
                                         Paul Sabourin
                                         Chief Investment Officer

                                         North Pole Capital Master Fund
                                         By:  Polar Securities Inc.
                                         /s/ Paul Sabourin
                                         -----------------------------------
                                         Paul Sabourin
                                         Chief Investment Officer